Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS RECEIVES DEFICIENCY NOTICE FROM

NASDAQ GLOBAL SELECT MARKET

Berkeley Heights, NJ, September 22, 2011 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; Cyclacel or the Company), today announced that it received a Nasdaq Staff Deficiency Letter on September 16, 2011 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 5450(a)(1). The letter gives Cyclacel notice that bid price of the Company’s common stock has closed under $1.00 for the last 30 business days.

The Nasdaq notice has no effect on the listing of the Company’s common stock at this time.  Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has an initial period of 180 calendar days, or until March 14, 2012, to regain compliance. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 5450(a)(1) if at any time before March 14, 2012, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

If the Company cannot demonstrate compliance with Rule 5450(a)(1) by March 14, 2012, it may transfer its listing to The Nasdaq Capital Market if it meets the initial listing criteria set forth in Nasdaq Marketplace Rule 5505, except for the bid price requirement.  In that case, it may have an additional 180 calendar day compliance period in which to comply with the minimum bid price requirement. The Company currently meets these initial listing criteria.  Otherwise, the Nasdaq staff may begin the process to have the Company’s securities delisted.  At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases.  Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 3 development for the front-line treatment of acute myeloid leukemia in the elderly and Phase 2 studies for myelodysplastic syndromes, lung cancer and chronic lymphocytic leukemia.   Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 studies for the treatment of lung cancer and nasopharyngeal cancer and in a Phase 1 trial in combination with sapacitabine.  Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia.  Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates.  Please visit www.cyclacel.com for additional information.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital

☒	200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466
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www.cyclacel.com — info@cyclacel.com

requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and current filings that have been filed with the Securities and Exchange Commission and are available at www.sec.gov.  Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact for Cyclacel Pharmaceuticals, Inc.

Investors/Media: Corey Sohmer, (908) 517-7330, csohmer@cyclacel.com

© Copyright 2011 Cyclacel Pharmaceuticals, Inc.  All Rights Reserved.  The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.  Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.